Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Neuberger Berman Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-88579 and 333-45058) on Forms S-8 and registration statement (No. 333-66498) on Form S-3 of Neuberger Berman Inc. and subsidiaries of our report dated January 27, 2003, with respect to the consolidated statement of financial condition of Neuberger Berman Inc. as of December 31, 2002 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for the year ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Neuberger Berman Inc.

New York, New York

March 28, 2003